Form N-SAR
Item 77 I
Terms of New or Amended Securities
The RBB Fund, Inc.


1.	Articles Supplementary of Registrant for Class BBBBB
shares of the Robeco Boston Partners Long/Short
Research Fund: Institutional Class shares are filed herewith.

2.	Articles Supplementary of Registrant for Class JJJJJ
and Class KKKKK shares of the Robeco Boston Partners
Global Long/Short Fund: Investor Class and
Institutional Class shares, respectively, are filed herewith.